Exhibit (a)(1)(E)

Form of Acknowledgment of Receipt of Election Relating to the Offer

Confirmation Email to Eligible Employees who Elect to Participate in the Offer

To:	[EMAIL ADDRESS]

From:	stockadmin@marvell.com

Subject:	Your Election Relating to the Offer to Amend the Exercise Price of Certain Options

Marvell has received your election dated above, by which you elected to have all of your eligible options amended in accordance with the terms of the Offer to Amend the Exercise Price of Certain Options dated November 13, 2007 and related offer documents.

If you change your mind, you may withdraw your election with respect to all of your eligible options by properly completing a new election form, and submitting it electronically via Marvell’s website at https://amend409options.marvell.com/stockselfservice/ or signing it and faxing it to (415) 796-1073 before 9:00 p.m. Pacific Time on December 12, 2007.

Only election forms that are properly completed and actually received by the Company before the deadline will be accepted. Election forms submitted by hand delivery, email, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions concerning the submission of your form, please email stockadmin@marvell.com. Please note that our receipt of your election form is not by itself an acceptance of the options. As described in the Offer to Amend, Marvell will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the end of the offer when Marvell gives general notice of its acceptance of such options. Marvell’s formal acceptance is expected to take place shortly after the end of the offer period.

Confirmation Email to Eligible Employees who Elect to Reject the Offer

To:	[EMAIL ADDRESS]

From:	stockadmin@marvell.com

Subject:	Your Election Relating to the Offer to Amend the Exercise Price of Certain Options

Marvell has received your election dated above, by which you rejected Marvell’s offer to have all of your eligible options amended in accordance with the terms of the Offer to Amend the Exercise Price of Certain Options dated November 13, 2007 and related offer documents.

If you change your mind, you may elect to accept the offer with respect to all of your eligible options by properly completing a new election form and submitting it electronically via Marvell’s website at https://amend409options.marvell.com/stockselfservice/ or signing it and faxing it to (415) 796-1073 before 9:00 p.m. Pacific Time on December 12, 2007. If you have questions concerning the submission of your form, please email stockadmin@marvell.com.